UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2015

TRANS-LUX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-2257	13-1394750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

445 Park Avenue, Suite 2001, New York, NY		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (800) 243-5544

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 20, 2015, Trans-Lux Corporation (the “Company”) issued a press release announcing the completion of its rights offering, which expired at 5:00 p.m., Eastern Time, on November 19, 2015.  The Company received subscriptions and over-subscriptions for a total of 16,512 shares of its Series B Convertible Preferred Stock, representing approximately 33% of the shares offered.  All of the subscriptions and over-subscriptions were accepted, for aggregate gross proceeds to the Company of approximately $3.3 million.  The Company expects Continental Stock Transfer & Trust Company, the subscription agent for the rights offering, to begin distributing the shares and the sale proceeds early next week.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, and there will be no sale of any securities in any state in which such an offer, solicitation, or purchase would be unlawful prior to the registration or qualification of such securities under the securities laws of any such state.  The offer of the securities issuable upon exercise of the rights was made only by means of the prospectus dated October 14, 2015 forming a part of the Company’s registration statement filed with and declared effective by the SEC, and related documents.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Trans-Lux Corporation dated November 20, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized:

TRANS-LUX CORPORATION

By:	/s/ Robert J. Conologue
Robert J. Conologue
Senior Vice President and
Chief Financial Officer

By:	/s/ Todd Dupee
Todd Dupee
Vice President, Finance and Controller

Dated:  November 20, 2015